Exhibit 99.1
Rochester Medical Reports Fourth Quarter and Fiscal Year End Results
Stewartville, MN November 3, 2011.
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its fourth quarter and fiscal year ended September 30, 2011.
The Company reported record sales of $14,839,000 for the fourth quarter of fiscal 2011 compared to $11,121,000 for the fourth quarter of last year. It also reported quarterly net income of $407,000 or $.03 per diluted share compared to net income of $172,000 or $.01 per diluted share for the same quarter of last year.
Fourth quarter sales increased 33% year over year (32% on a constant currency basis) driven by a 46% increase in Rochester Medical Direct Sales (43% on a constant currency basis) and a 1% decrease in Private Label Sales (1% decrease on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the fourth quarter of fiscal 2011, the U.S. dollar was somewhat weaker versus the pound sterling thus positively affecting Rochester Medical Direct Sales growth levels in actual U.S. dollars given the significant volume of direct sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $822,000 or $.07 per diluted share compared to Non-GAAP Net Income of $506,000 or $.04 per diluted share for the fourth quarter of last year. The increase in Non-GAAP Net Income in the fourth quarter of fiscal 2011 is primarily attributable to improvement in gross profit as a result of the higher sales versus last year, partially offset by increased investment in sales and marketing programs.
Direct Sales to the Home Care market, which comprised 86% of fiscal 2011 total Rochester Medical Direct Sales grew approximately 49% to $10.7 million this quarter from $7.2 million dollars in last year’s fourth quarter. The increase resulted from a 54% increase in International Direct Home Care Sales (49% constant currency growth) and a 33% increase in U.S. Direct Home Care Sales. Direct sales to the Acute Care market, which comprised 14% of fiscal 2011 total Rochester Medical Direct Sales, grew 25% to just over $1.2 million this quarter from just under $1 million dollars in the fourth quarter of last year. The increase came from a 32% increase in International Direct Acute Care Sales (30% constant currency growth) and an 18% increase in U.S. Direct Acute Care Sales.

For the fiscal year ended September 30, 2011, the Company reported record sales of $52,919,000 compared to sales of $41,443,000 for the previous year. The 28% increase in annual total sales (26% on a constant current basis) resulted from a 39% increase in Rochester Medical Direct Sales (37% on a constant currency basis) and a 2% decrease (constant currency) in Private Label Sales. The Company reported a net loss for the year of ($1,315,000) or ($0.11) per diluted share compared to a net loss of ($254,000) or ($0.02) per diluted share for the previous year. The decrease in net income for the fiscal year was primarily attributable to significantly increased investment in sales and marketing programs and one time costs related to the acquisition of Laprolan.
Non-GAAP Net Income for the current year was $1,073,000 or $0.09 per diluted share compared to Non-GAAP Net Income of $1,220,000 or $0.09 per diluted share for the previous year. The decrease was primarily due to significantly increased investment in sales and marketing programs.
Commenting on today’s announcement Rochester Medical’s CEO and President Anthony J. Conway said, “The Company has made significant strides over the past year. The Laprolan acquisition, the significant expansion of our sales and marketing force, and important new product introductions have all contributed to strong growth and have us well positioned for the future.”
Conference Call and Webcast
The Company will hold a quarterly conference call today to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).

This call is being webcast by Thomson Reuters and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic: 888 680 0879
International: 617 213 4856
Pass code: 68095248
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PJK9R37WH
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic: 888 286 8010
International: +1 617 801 6888
Pass code: 32357873
Individual investors can listen to the call at www.fulldisclosure.com, Thomson Reuters individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Use of Non-GAAP Financial Measures
Rochester Medical has provided Non-GAAP Net Income (Loss) in addition to net income (loss) calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income (Loss) provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income (Loss) and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income (Loss) and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income (Loss) and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Loss and Non-GAAP Net Income (Loss), and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
About Rochester Medical Corporation
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500. More information about Rochester Medical is available on its website at http://www.rocm.com.
Forward-Looking Statements
This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and our level of success in increasing Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Rochester Medical Corporation
Press Release — F11 Fourth Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010

Sales	$14,839,311	$11,121,229	$52,918,875	$41,442,680

Cost of sales	7,504,817	5,731,716	26,821,427	21,739,014

Gross profit	7,334,494	5,389,513	26,097,448	19,703,666
Gross profit %	49.4%	48.5%	49.3%	47.5%

Costs and expenses:
Marketing and selling	4,834,419	3,068,288	18,966,887	11,868,737
Research and development	256,266	304,548	1,008,767	1,235,367
General and administrative	1,656,038	1,583,246	7,799,210	6,391,003

Total operating expenses	6,746,723	4,956,082	27,774,864	19,495,107

Income (loss) from operations	587,771	433,431	(1,677,416)	208,559

Other income (expense)	(138,355)	79,073	(261,050)	61,770

Net income (loss) before income taxes	449,416	512,504	(1,938,466)	270,329

Income tax expense (benefit)	42,277	340,485	(623,162)	523,864

Net income (loss)	$407,139	$172,019	$(1,315,304)	$(253,535)

Net income (loss) per common share — Basic	$0.03	$0.01	$(0.11)	$(0.02)

Net income (loss) per common share — Diluted	$0.03	$0.01	$(0.11)	$(0.02)

Weighted Average Shares:
Basic	12,205,299	12,142,764	12,217,900	12,181,549

Weighted Average Shares:
Diluted	12,470,989	12,785,996	12,217,900	12,181,549

Rochester Medical Corporation
Press Release — F11 Fourth Quarter
Condensed Balance Sheets

	(unaudited)
	September 30,	September 30,
	2011	2010

Assets

Current Assets
Cash and equivalents	$8,722,935	$4,545,907
Marketable securities	26,182,308	30,967,007
Accounts receivable	8,644,332	7,858,540
Inventories	11,278,694	9,240,291
Prepaid expenses and other assets	1,361,259	846,899
Deferred income tax	1,618,495	872,849

Total current assets	57,808,023	54,331,493

Property and equipment, net	12,052,685	10,017,239
Deferred income tax	1,242,010	1,175,052
Intangible assets, net	10,272,671	5,580,726
Goodwill	9,764,075	4,561,781

Total Assets	$91,139,464	$75,666,291

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,773,398	$2,016,058
Accrued expenses	2,961,270	2,069,222
Short-term debt	17,862,185	2,641,233

Total current liabilities	23,596,853	6,726,513

Long-term liabilities	1,565,764	46,327

Stockholders’ equity	65,976,847	68,893,451

Total Liabilities and Stockholder’s Equity	$91,139,464	$75,666,291

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Twelve months ended
September 30, 2011

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010

GAAP Sales as Reported	$14,839,311	$11,121,229	$52,918,875	$41,442,680

Exchange rate as Reported	1.61	1.55	1.61	1.56

Constant Currency Sales	$14,839,311	$11,278,699	$52,918,875	$41,933,592

(1) Exchange rate used for Constant Currency Purposes	1.61	1.61	1.61	1.61

Net Effect of Constant Currency Illustration	$—	$157,470	$—	$490,912

(1)
For illustrative purposes Constant Currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars and the Euro to US Dollars. The rate represents the average exchange rate for the respective three or twelve month period. For fiscal 2011 there will be no rate variance from the Euro to the US dollar.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income (Loss) to Non-GAAP Net Income
For the Three and Twelve months ended
September 30, 2011 and 2010

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010

GAAP Net Income (Loss) as Reported	$407,000	$172,000	$(1,315,000)	$(254,000)

Diluted EPS as Reported	$0.03	$0.01	$(0.11)	$(0.02)

Adjustments for non-recurring unusual items:
Merger and acquisition costs for Laprolan (1)	30,000	—	725,000	—

Subtotal	30,000	—	725,000	—

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	183,000	129,000	701,000	515,000
ASC 718 compensation expense (3)	202,000	205,000	962,000	959,000

Subtotal	385,000	334,000	1,663,000	1,474,000

Non-GAAP Net Income	$822,000	$506,000	$1,073,000	$1,220,000

Non-GAAP Diluted EPS	$0.07	$0.04	$0.09	$0.09

Weighted Average Shares — Diluted	12,470,989	12,785,996	12,282,545	12,888,394

(1)	Merger and acquisition costs related to the purchase of Laprolan B.V. from Fornix N.V.

(2)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 acquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and twelve months ended September 30, 2011 and 2010 related to certain intangibles. The gross amount of amortization expense for the three months ended September 30, 2011 and 2010 is $236,000 and $163,000 net of taxes of $53,000 and $34,000 for net amounts of $183,000 and $129,000 respectively. The gross amount of amortization expense for the twelve months ended September 30, 2011 and 2010 is $901,000 and $652,000 net of taxes of $200,000 and $137,000 for net amounts of $701,000 and $515,000 respectively.

(3)
Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and twelve months ended September 30, 2011 and 2010. The gross amount of compensation expense for the three months ended September 30, 2011 and 2010 is $316,000 and $317,000 net of taxes of $114,000 and $112,000 for net amounts of $202,000 and $205,000 respectively. The gross amount of compensation expense for the twelve months ended September 30, 2011 and 2010 is $1,495,000 and $1,481,000 net of taxes of $533,000 and $522,000 for net amounts of $962,000 and $959,000 respectively.